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                                                                      EXHIBIT 12
                                                                      ----------
                                FMC CORPORATION
                                ---------------
        STATEMENT RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
        ---------------------------------------------------------------
                         (In millions, except ratios)
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
                                                               Years ended December 31,
                                          -----------------------------------------------------------------
                                              1999         1998        1997           1996         1995
                                              ----         ----        ----           ----         ----
Earnings:
  Income (loss) from continuing
   operations before income
   taxes, extraordinary items and
   cumulative effect of a change in
   accounting principle                    $   274.3    $   249.5    $   (59.7)    $   235.8    $   152.7
  Minority interests                             5.1          6.2          8.9           9.6          5.1
  Undistributed (earnings) losses
   of affiliates                                 1.3         (3.4)        (2.0)         (6.7)         1.9
  Interest expense and amortization
   of debt discount, fees and
   expenses                                    117.1        120.3        118.3         103.0         84.0
  Amortization of capitalized interest           3.4          3.5          7.0           7.5          7.7
  Interest included in rental expense           15.0         14.8         14.2          12.7         17.7
                                          -----------------------------------------------------------------
Total earnings                             $   416.2    $   390.9    $    86.7     $   361.9    $   269.1
                                          =================================================================

Fixed charges:
  Interest expense and amortization
   of debt discount, fees and
   expenses                                $   117.1    $   120.3    $   118.3     $   103.0    $    84.0
  Interest capitalized as part of
   fixed assets                                  2.3          4.4          6.6          15.5         10.2
  Interest included in rental expense           15.0         14.8         14.2          12.7         17.7
                                          -----------------------------------------------------------------
Total fixed charges                        $   134.4    $   139.5    $   139.1     $   131.2    $   111.9
                                          =================================================================

Ratio of earnings to fixed charges               3.1          2.8          0.6           2.6          2.4
                                          =================================================================
                                                 (A)                       (B)                        (C)
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(A) The ratio of earnings to fixed charges for the year ended December 31,1999, before the gain on the sale businesses, asset impairments, and restructuring and other charges was 2.9x.

(B) Earnings did not cover fixed charges by $52.4 million for the year ended December 31, 1997. The ratio of earnings to fixed charges for the year ended December 31, 1997 before asset impairments and restructuring and other charges was 2.5x.

(C) The ratio of earnings to fixed charges for the year ended December 31, 1995 before a gain on the sale of FMC Wyoming stock, asset impairments, restructuring and other charges, and a write-off of acquired in-process research and development costs was 2.9x.